UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	☐
Filed by a Party other than the Registrant	☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SONIM TECHNOLOGIES, INC.
(Name of Registrant as Specified in its Charter)

AJP HOLDING COMPANY, LLC

ORBIC NORTH AMERICA, LLC

JEFFREY WANG

PARVEEN NARULA

ASHIMA NARULA

DOUGLAS B. BENEDICT

JOSEPH M. GLYNN

GREGORY MARK JOHNSON

SUREN SINGH

MICHAEL WALLACE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following e-mail was distributed to Institutional Shareholder Service (“ISS”) on July 8, 2025:

Orbic asked me to make the following points to you in response to Sonim’s press release on July 2nd.

Firstly, we’d like to make it clear that Sonim’s Special Committee has failed to engage with Orbic on its revised offer.

Orbic believes that Sonim’s current board of directors, and the Special Committee has failed to act in shareholders’ best interests. Despite presenting a credible, fully committed financed offer to acquire substantially all of the assets of Sonim at a significant premium, the Special Committee has chosen to mischaracterize the validity of the offer without having any dialogue with Orbic.  Orbic’s offer is clearly superior and despite its repeated outreach to Sonim, Sonim would not engage in any discussion regarding a potential transaction, citing that it was prevented from doing so due to exclusivity granted to Social Mobile®.

Orbic’s revised offer represents a 66.7% premium of the amount payable by Social Mobile at an initial closing of that transaction (and a 25% premium if the earnout feature of the proposed Social Mobile transaction is achieved).  Orbic is prepared to move forward expeditiously with the negotiation of an asset purchase of substantially all of Sonim’s assets. Orbic’s non-binding offer is backed by a $50 million financing commitment from a third-party lender.  Sonim’s Special Committee continues to claim that it is committed to maximizing stockholder value, however they have failed to provide stockholders with the details of how they will achieve the value.

Furthermore, although Sonim’s board of directors signed a letter of intent with Social Mobile® over a month ago, there has yet to be an agreement signed. Sonim has still not provided any specific details on how the proposed non-binding letter of intent for an asset sale to Social Mobile® or non-binding letter of intent for a proposed sale of Sonim’s public company shell (the “Reverse Take-Over”) will translate into stockholder value. Sonim’s recent announcements continue to fail to provide sufficiently quantifiable metrics, verifiable data and financial analysis demonstrating how the proposed transactions will deliver tangible benefits.

Finally, following the announcement of Orbic’s revised offer, Sonim’s board of directors undertook another dilutive stock offering, which has further devastated stockholder value. Sonim offered an additional 7.4 million shares at $0.75 a share, a steep discount to the market price on July 1, 2025, resulting in its stock price plunging by approximately 38%.

We plan on filing another shareholder letter in the next 24 hours further emphasizing the above points and so I hope you can take this into consideration when making the decision on your recommendation. If you have any follow-up questions, then please don’t hesitate to let me know.

Important Information and Where to Find It

The AJP/Orbic Parties have filed with the SEC a definitive proxy statement on Schedule 14A, containing a form of BLUE proxy card, with respect to its solicitation of proxies for the 2025 Annual Meeting of Stockholders.

Stockholders are strongly encouraged to read the Company's definitive proxy statement (including any amendments or supplements thereto) and any other documents filed or to be filed with the SEC carefully and in their entirety when they become available because they contain or will contain important information.

You may obtain a free copy of the AJP/Orbic Parties’ proxy statement and any additional soliciting materials that they file with the SEC at the SEC’s website at www.sec.gov, or by contacting Alliance Advisors at the address and phone number indicated above.

Participants in Solicitation

AJP Holding Company, LLC, Orbic North America, LLC, Jeffrey Wang, Parveen Narula, Ashima Narula and their director nominees –Douglas Benedict, Joseph Glynn, Gregory Johnson, Suren Singh, and Michael Wallace – under SEC rules, may be deemed to be participants in the solicitation of proxies of Sonim's stockholders in connection with the election of directors at Sonim's 2025 Annual Meeting to Sonim's stockholders.

Stockholders may obtain more detailed information regarding AJP/Orbic's director nominees, under the captions "Questions and Answers Relating to this Proxy Solicitation" and Certain Information Regarding the Participants” of the AJP/Orbic Parties' definitive proxy statement for the 2025 Annual Meeting filed with the SEC on June 24, 2025.